Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Stock-Based Incentive Compensation Plan of California Pizza Kitchen, Inc. of our report dated January 26, 2001 (except for Note 14, as to which the date is February 13, 2001), with respect to the consolidated financial statements and schedules of California Pizza Kitchen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

Long Beach, California

October 29, 2001